Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Aurinia Pharmaceuticals Inc.
(Exact Name of Registrant as Specified in Charter)

Table 1: Newly Registered Securities

Security Type	Security Class	Per Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Shares issuable upon the exercise or vesting of Inducement Grants	Rules 457(c) and 457(h)	1,590,858	$8.76	$13,935,916	0.0001102	$1,535.74
	Total Offering Amounts						$1,535.74
	Total Fee Offsets						$—
	Net Fee Due						$1,535.74

(1)    Represents common shares, without par value (the "Common Shares"), of Aurinia Pharmaceuticals Inc. (the "Registrant") that may be offered or issued under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of Common Shares of the Registrant.

(2)    Represents Common Shares that are issuable upon the exercise of stock options and restricted stock units (RSUs) granted during 2022 and 2023 outside of the Registrant’s Equity Incentive Plan to individuals to induce such individuals to accept employment with the Registrant (the “Inducement Grants”) granted under certain option commitments (the "Option Commitments") and restricted stock unit grant notices ("RSU Grant Notices").

(3)    Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, (the "Securities Act") solely for the purpose of calculating the registration fee on the basis of U.S. $8.76, the weighted average price of the Registrant’s Common Shares as reported on the Nasdaq Global Market.